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                                                                   EXHIBIT 10.29

                                   AGREEMENT

            THIS AGREEMENT, entered into this 20th day of December, 1998, by and between ADAM WUEST, INC., its successors or assigns, party of the first part (hereinafter designated as the "Employer"), and the UNITED STEELWORKERS OF AMERICA, AFL-CIO-CLC, party of the second part (hereinafter designated as the "Union"), acting through its agent, LOCAL UNION NO. 156-U, for itself and in behalf of the Employees now employed and hereinafter employed by the Employer and collectively designated herein as the "Associates".

                                    PREAMBLE

            WHEREAS, the parties hereto desire to cooperate in maintaining a proper and suitable management-labor relationship; and

            WHEREAS, the parties hereto desire to establish fair and equitable terms and conditions of employment; and

            WHEREAS, the parties have now agreed upon various provisions in fulfillment of the aforementioned purposes and now desire to enter into a labor agreement incorporating said provisions covering terms and conditions of employment.

                                   WITNESSETH:

            NOW, THEREFORE, in consideration of the promises and of mutual covenants and agreements of the parties hereinafter set forth, the parties do hereby agree as follows:

                                    ARTICLE I

                         DESIGNATION OF BARGAINING UNIT

            A. Recognition: The Employer recognizes the Union as the sole and exclusive bargaining agent for all production, maintenance, shipping and receiving Associates of the Employer with regard to wages, hours, and other conditions of employment, excepting that the provisions of this Agreement shall not apply to office and clerical Associates, and guards, watchmen, and professional and supervisory Associates, and any such other Associates excluded from the appropriate bargaining unit under the Labor Management Relations Act of 1947 as amended.

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            B.     Mutual Cooperation: The Union shall cooperate with the
Employer to promote the welfare of the Employer and efficiency of its factory operations.

            C.     Union Membership:

                   1. It shall be a condition of employment that all Associates of the Employer covered by this Agreement who are members of the Union in good standing on the execution date of this Agreement shall remain members in good standing, and those who are not members on the execution date of this Agreement shall, after the thirtieth (30th) day following the execution date of this Agreement, become and remain members in good standing in the Union.

                   2. It shall also be a condition of employment that all Associates covered by this Agreement and hired after its execution date shall, after the thirtieth (30th) day following the beginning of such employment, become and remain members in good standing in the Union. The Employer shall notify the Union when an Associate has completed thirty days of employment.

            D. Check-Off: The Employer agrees that all Union financial obligations consisting of dues, initiation fees and assessments as designated by the International Secretary-Treasurer due from the Employees to the Union shall be immediately forwarded to the USWA International Secretary-Treasurer of the Union, together with a list of names and the amounts transmitted on behalf of said Associates respectively. Such deduction and remittance shall be made on the third (3rd) pay period of the month.

            E. Indemnification: The Union shall indemnify and save the Employer harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Employer for the purpose of complying with any of the provisions of this Article.

            F. Right of Visitation: The duly elected or properly designated representative of Local No. 156-U shall have access to the plant during regular business hours upon reasonable notice to the Plant Manager or his representative for the purposes of adjustment of disputes and/or grievances and for the investigation of matters herein described and covered by this Agreement, provided this right or privilege shall be reasonably used. The authorized representative shall be subject to all plant rules and regulations while engaged in such a visit. Such visits shall not interfere with the proper conduct of the business nor the work of any Associate except the Union Shop Steward and/or the aggrieved Associate.

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            G.     Union Shop Committee:

                   1. Stewards: The number of Shop Stewards shall be fixed at four (4), to consist of one (1) Chief Shop Steward and three (3) Departmental Stewards. The number of Stewards may be increased or decreased by mutual agreement between the Employer and the Union.

                   2. Time Off: An elected officer or committee member will be afforded time off as required to conduct official Union business or attend official Union functions. No more than two (2) Associates in a department may be on authorized Union business leave at one time not to exceed two (2) days. The Union shall give the Employer two (2) weeks' advance notice of such leave of absence request.

                   3. Department Visit:

                      a. The Chief Shop Steward shall on application to his supervisor be permitted necessary time to visit other departments of the plant for the purpose of handling or investigating grievances under the provisions of
Section XIII of this Collective Bargaining Agreement.

                      b. No Union Steward shall leave his job for the purpose of handling grievances or transacting other Union business without first requesting and receiving permission from his supervisor.

                      c. No Union Steward shall go into another department for the purpose of handling grievances or transacting other Union business without first requesting and receiving permission from the supervisor of the department into which he is seeking entry. Such permission shall not be arbitrarily withheld by the supervisor.

                   4. Grievance Investigation: Except in cases of emergency, grievances shall be investigated and discussed outside of normal working hours.

                   5. Pay For Lost time: Stewards will be paid their regular rate of pay for necessary time lost during working hours within the workweek for the handling of grievances as outlined in Article XIII of this Collective Bargaining Agreement entitled "Adjustment of Grievances".

                   6. Separability: No agreement or understanding entered into between a Union Steward and the Employer shall be binding or enforceable if contrary to any of the terms or provisions of this Agreement.

                   7. Super Seniority: Union Stewards shall head their departmental seniority list while serving as such. In case of a layoff, a Union Steward shall be the last to be laid off within his department provided he can do the work available.

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            H.     Bulletin Boards: The Employer shall provide the Union with
Bulletin Boards in the plant, which the Union shall have the privilege of using, provided, however, that the Bulletin Boards are to be used for Union business only and all matters to be posted on the Bulletin Boards shall first be submitted to the Plant Manager. One Bulletin Board shall be kept under glass with lock and key.

                                   ARTICLE II

                                   MANAGEMENT

            A. Rights: The Employer retains management rights such as: The right to hire, transfer, promote, discharge or discipline for cause, lay off and recall, and maintain discipline and efficiency of Associates; the determination of type of products to be manufactured; the location of plants; the planning and scheduling of production; the setting of standards and fair rates; the classification of jobs; to increase, decrease, add or abolish sections or departments; to use improved methods or equipment, and to make rules of procedure and conduct and all other rights not specifically taken away by the terms of this Agreement. These rights will not be used for the purpose of discrimination against any Associate, provided, however, that in the exercise of such rights the Employer shall not alter or violate any of the provisions of this Agreement.

            B. Supervisors Working: Supervisors will not do work normally done by Associates covered by this Agreement. Both parties agree, however, that supervisors shall be permitted to perform any work necessary to overcome personnel, mechanical, production, or operational difficulties such as absenteeism, training, test running of all machinery and/or equipment in the course of research, experimental, developmental, or prototype work, and to protect the safety of Associates and/or equipment.

                                   ARTICLE III

                          PROCEDURE IN DISCHARGE CASES

            A.     Notification:

                   1. The Employer shall not discharge any Associate without just cause. Prior to the discharge of any Associate, the Employer shall notify the Chief Shop Steward or the Union for the purpose of giving them the opportunity to discuss the prospective discharge with the Employer before it becomes effective. However, no such notice need be given where the cause of the discharge is sabotage, dishonesty, unauthorized possession or drinking of any alcoholic beverage on Company property or while on job assignment, drunkenness on Company property or while on job assignment, use, possession, distribution, sale or offering

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for sale of illegal drugs or any controlled substance on Company property or on Company time, or refusal to follow instructions.

                   2. Where the cause of discharge is sabotage, dishonesty, unauthorized possession or drinking of any alcoholic beverage on Company property or while on job assignment, drunkenness on Company property or while on job assignment, use, possession, distribution, sale or offering for sale of illegal drugs or any controlled substance on Company property or on Company time, or refusal to follow instructions, the Employer shall notify a representative of the Union within four (4) hours after such discharge occurs.

            B. Grievance: Any Associate who has a grievance arising out of a discharge may file a grievance with respect to said discharge within three (3) working days after the discharge occurs, in accordance with the procedures set forth for the adjustment of grievances in Article XIII of this Collective Bargaining Agreement. All discharge cases shall be given precedence for disposition under the Grievance Procedure established by this Collective Bargaining Agreement, and any discharge case submitted to arbitration shall be adjudicated immediately.

            C. Reinstatement: Associates found to have been improperly suspended, laid off, or discharged shall be reinstated with full seniority rights, and shall be compensated for all time lost except as may otherwise be decided by mutual agreement between the Employer and the Union, or by a decision of the impartial arbitrator, if any.

                                   ARTICLE IV

                                  HOURS OF WORK

            A. Work Day and Work Week: This Section defines the normal hours of work and shall not be construed as a guarantee of hours of work per day or per week.

                   1. The standard workweek shall consist of forty (40) hours and shall run Monday through Friday.

                   2. The standard workday shall consist of eight (8) hours and run Monday through Friday

                   3. An Associate's workweek shall be a calendar week beginning on Monday at the regular starting time of the shift to which he is assigned.

                   4. All Associates shall receive a thirty (30) minute lunch period.


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            B.     Daily Work Schedule: The regular daily work schedule for
first shift Associates shall be from 6:30 a.m. to 3:00 p.m., second shift from 5:00 p.m. to 1:30 a.m. Monday - Thursday and 3:00 p.m. to 11:30 p.m. Fridays, unless it becomes necessary to arrange to shift schedules different from the above schedule due to such things as the need for additional shifts, to provide for continuous operations, or to comply with Federal or State laws.

            C. Reduction of Hours: In the event the Employer finds it necessary to reduce operations, it may, at its option, also reduce the scheduled hours of work per week instead of, or in addition to, reducing the work force as provided for in Article IX, Seniority; provided, however, that if the straight time hours in any one (1) week drop below thirty-two (32), or the reduction lasts more than three (3) consecutive weeks, the Employer shall declare a layoff until work can be resumed to the normal periods referred to in Section A 1 of this Article.

            D.     Rest Period:

                   1. All Associates shall be granted two (2) ten minute rest periods each day without deduction in pay; one (1) of said rest periods shall be in the first half, and the other in the second half of the shift. An additional ten (10) minute rest period shall be allowed after the ninth hour of work when ten (10) hours of work are scheduled.

                   2. All Associates are required to remain working at their work stations until the start of their scheduled rest period and are required to be back at their work stations ready to resume work at the end of their rest period. Any abuse of such rest period shall subject Associates to disciplinary action.

                                    ARTICLE V

                                  REPORTING PAY

            A. Pay: A minimum of four (4) hours pay at his previous average quarterly hourly rate will be paid to an Associate reporting for work at his scheduled starting time and who has not been notified prior thereto not to report for work. If the Employer cannot use such Associate in his regular capacity, it may avail itself of the Associate's services for the four (4) hour period in any other capacity. If the Associate refuses such assignment, he shall not receive the four (4) hours pay. However, the Employer shall not be liable for reporting pay if failure to provide work is the result of emergencies beyond the control of the Employer such as fire, storm, power failure, labor dispute at the plant, or other Acts of God.

            B. Associate Obligation: The provisions of this Section shall not apply if the Associate was absent the previous day so that he did not get the notice not to report for work, or if the Employer was

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prevented from notifying him by reason of the fact that the Personnel
Office does not have his correct home telephone number or home address. If any Associate is tardy or leaves his work voluntarily, he shall be paid only for the amount of time actually worked on that particular day.

                                   ARTICLE VI

                                    OVERTIME

            A.     TIME AND ONE-HALF (1-1/2) shall be paid:

                   1. For all hours worked in excess of eight (8) hours in a workday.

                   2. For all hours worked in excess of forty (40) hours in a normal workweek.

                   3. For hours worked on Saturday as such, providing that if the Associate is absent from work any day during the regular workweek through no fault of the Employer the Associate shall not be entitled to overtime pay for work performed on Saturday. However, if the absence from work during the regular workweek (other than an absence on Friday) was occasioned solely by illness or injury (supported by a doctor's statement stating that the Associate was physically unable to work on the day in question), then the hours worked on Saturday as such will be paid at time and one-half (1-1/2).

                   4. Those holidays specified in Article VII of this Agreement shall be considered as days worked for the purpose of computing overtime pay, provided the Associate qualifies for holiday pay.

                   5. Overtime pay for incentive rated Associates shall be computed on the basis of one and one-half (1-1/2) times their average hourly rate of pay while on incentive.

                   6. Overtime pay for hourly rated Associates shall be computed on the basis of one and one-half (1-1/2) times their regular hourly rate of pay.

            B.     DOUBLE TIME shall be paid:

                   1. For all work performed on Sundays providing that if the Associate is absent from work at any time during the regular workweek through no fault of the Employer, the Associate shall be paid only at the rate of time and one-half (1-1/2) for all work performed by him on Sundays.

                   2. Double time plus holiday pay shall be paid for all time worked on those holidays specified in Article VII of this Agreement. It is understood, however, that an Associate shall not be eligible for double time for hours worked during a paid holiday where the beginning or

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concluding hours of the regularly scheduled shift hours overlap the holiday.

            C. Schedule: All scheduled overtime work shall be distributed as equally as practicable among Associates within a department and by shifts who normally perform the work available. If additional help is required, Associates with the greatest seniority in the department on the shift and capable of doing the job in that department will be selected. If it becomes necessary to go outside of that particular department, plantwide seniority on the shift will prevail, provided the Associate is capable of doing the job. Associates shall work until scheduled production is completed.

                   The Company will post a list each week on Monday for voluntary Saturday overtime; any Associate wishing to volunteer must sign this list to be eligible for volunteer Saturday overtime. Any Associate scheduled for mandatory Saturday overtime may make a request to their supervisor to be replaced by the senior qualified Associate who has signed the voluntary overtime list. The supervisor, at his discretion, may offer the overtime to the senior qualified Associate on the list who is not already scheduled to work on Saturday. The selected Associate will be paid his own hourly base rate or the rate on the job, whichever is greater.

            D. Notification: Where reasonably practical, and excepting emergencies, the Employer will give:

                   1. Notice of Saturday scheduled overtime by 10:30 A.M. on Friday; and

                   2. Notice within the fourth (4th) hour of work of the scheduled production for the day.

            E. Assignment: The Union recognizes the necessity of a reasonable amount of overtime work during certain periods. Senior
Associates in the job classification in the department and on the shift who normally perform the work shall first be offered the overtime. If such senior Associates refuse overtime, then the Employer may require qualified junior Associates in the job classification in the department and on the shift to work the overtime. If the number of needed junior Associates working overtime is not sufficient to maintain production, senior qualified Associates may be required to work the overtime. Associates who are assigned to work overtime will be those who normally perform the work on which overtime is required. However, the Company reserves the right to change such overtime assignment if required by operational, personnel, or mechanical difficulties encountered on the original overtime assignment, in which case such Associates can work on such changed assignment up to and including four (4) hours.

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            F.     Definition:

                   1. A reasonable amount of overtime is defined as: Two (2) hours per day for daily overtime (Monday through and including Thursday) and eight (8) hours for weekend overtime, but the combination of daily overtime and weekend overtime shall not exceed sixteen (16) hours per week except on a voluntary basis.

                   2. If the Employer posts notice one (1) week in advance of a reasonable number of hours to be worked overtime regularly, in any department, in excess of eight (8) hours per day or forty (40) hours per week, such hours, although to be compensated in accordance with overtime and premium pay, shall continue as the regular work schedule of said department until notice of termination is given in the same manner.

            G. Failure to Report: An Associate who accepts the opportunity to work overtime and fails to report, unless supported by justifiable excuse, will be subject to disciplinary action.

            H. No Pyramiding: There shall be no duplication or pyramiding of overtime or other premium pay. Work compensated for at overtime or premium rates shall not be counted further for any purpose in determining overtime or premium pay under same or any other provision of this Agreement.

                                   ARTICLE VII

                                    HOLIDAYS

            A.     Amount:   Associates shall be paid for New Year's Day, Good
Friday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the
Friday after Thanksgiving Day, the working day immediately preceding Christmas Day, Christmas Day, and New Year's Eve Day providing they meet all of the following eligibility rules:

            B.     Eligibility:

                   1. The Associate must have seniority as of the date of the holiday.

                   2. The Associate must have worked the last scheduled workday prior to and the next scheduled workday after such holiday.

                   3. The Associate must have worked within thirty (30) days before the holiday or within thirty (30) days after the holiday.

                   4. Section B 1 above shall not prevent payment of holiday pay:

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                         a.    In the event an otherwise eligible
Associate is hospitalized or off sick the day before or the day after a holiday, provided said Associate works some time during the week in which the holiday falls and further provided that the absence is supported by a doctor's certificate stating that the Associate was physically unable to work on the day in question.

                         b.    If excused by the Employer for a legitimate
reason beyond the control of the Associate.

                   5. Associates with one (1) or more years of seniority at the time of their birthday will be granted:

                         a.    An additional eight (8) hours of straight
time pay for working on their birthday, or

                         b.    At the Associate's option, his birthday off
with pay.

            C. Birthday: If the Associate opts to take his birthday off, he must give the Company one (1) week's advance written notice that he desires his birthday off and the Company may restrict the total number of such elections in any given week to not more than one (1) Associate in a department and/or not more than two (2) Associates plantwide. Birthdays falling on Sunday will be observed on the following Monday, and birthdays falling on a Saturday will be observed on the preceding Friday. If a birthday falls during an eligible Associate's paid vacation or on a paid holiday, he will receive the eight (8) hours straight time pay without working on his birthday.

            D.     Pay:

                   1. Hourly rated Associates eligible under these provisions shall receive eight (8) hours pay at their regular straight time hourly rate exclusive of night shift bonus and overtime premiums for such holidays.

                   2. Incentive rated Associates eligible under these provisions shall receive eight (8) hours pay at their average hourly rate exclusive of night shift and overtime premiums for the last calculated calendar quarter previous to the week in which the holiday occurs.

            E. Holidays During Vacation Periods: In the event a holiday occurs during an Associate's paid vacation period, such Associate, who is otherwise eligible, shall receive holiday pay for same, in addition to another vacation day off without pay. Such additional vacation day off must be either the Friday immediately preceding the Associate's vacation period or the Monday immediately following the Associate's vacation period, or another day, at the Employer's option.

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            F.     Holidays on Weekend:

                   1. When any of the above-mentioned holidays fall on Sunday and the day following is observed as the holiday by the State or Federal government, it shall be paid as such holiday.

                   2. When any of the above-mentioned holidays falls on a Saturday, eligible Associates shall, at the option of the Employer, be given the preceding Friday off from work or an extra day's pay at such Associate's regular straight-time hourly rate.

                   3. If an Associate accepts overtime work on Saturday and fails to report as scheduled, he will forfeit his holiday pay in those instances where the paid holiday falls on the succeeding Monday.

                   4. Should the celebration date(s) of any of the above designated holidays be changed by state legislation so as to affect private Employers, such holiday celebration date(s) will be changed to conform to such legislation.

                                  ARTICLE VIII

                                    VACATIONS

            A. Eligibility: Associates become eligible for vacation benefits after completing one (1) year of full time employment. The year begins on the hire date and ends on the anniversary of the hire date.

            B. Amount and Pay: Associates shall receive vacations with pay according to the following formula:


               Years of                   Vacation              Amount of
          Continuous Service                Weeks              Vacation Pay
          ------------------              --------             ------------

                     1                        2                     4%
                     5                        3                     6%
                     15                       4                     8%

            C. Schedule: Vacation scheduling for the calendar year will occur during January. During January, Associates shall make the period during which they would like to take their vacations known to the Employer. The Employer will notify Associates of vacation schedules by February 15th. The Employer may require Associates to reschedule their vacations from requested dates to other dates if business considerations (e.g., production, demands, efficiency, etc.) make such rescheduling prudent. Conflicting vacations schedule requests will be resolved on the basis of associate seniority.

            D. Advance and Consecutive Weeks: Vacation pay shall be given to an Associate on his last working day prior to going on vacation. Vacation pay shall be given in a separate check and not included as part


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of this regular payroll check. Associates eligible for a 3rd and/or 4th week of vacation may request payment for these weeks in advance of when the vacation time is taken with adequate notice to the Employer. An Associate may request consecutive weeks of vacation, not more than once in a calendar year.

            E. Plant Shut Down: The Employer retains the right to schedule any vacation periods and/or to close the plant or any part thereof for all or part of any vacation period. However, if the Employer elects to shut down for vacation purposes, it shall post a notice to that effect on or before April 1st of each vacation year and Associate vacations will be taken during such vacation shutdown periods. The vacation shutdown period(s) shall be one (1) week at Christmastime, and, if a second shutdown period is scheduled, it will be an additional one (1) week sometime during the period from June 1st to August 31st. Associates eligible for four (4) weeks' vacation in a given vacation year may elect to take two (2) weeks' vacation in a row by including the week immediately preceding or the week immediately following any vacation shutdown period during the period from June 1st to August 31st provided:

                   1. That eligible Associates so desiring give the Employer written notice to that effect by April 1st of each vacation year. The Employer, in turn, will advise each Associate so requesting of his acceptance or rejection by the following May 1st.

                   2. That the Employer may restrict the total number of such elections in any given vacation year to one-fifth (1/5th) of the total number of eligible Associates as of May 1st.

                   3. That such elections will be by seniority on a rotating basis each vacation year with the Employer reserving the right to restrict such elections by department, job classification, or other groups whose vacations usually affect one another by postponing such two (2) weeks vacation in a row until a later vacation year on a rotating basis.

                   4. That the Employer reserves the right to allocate the number of eligible Associates off the week immediately preceding and/or the week immediately following any vacation shutdown period so as to arrange such vacation schedules most suitable to the department and/or job classification involved, and in such a way that will cause the least interruption to production.

                   5. Notwithstanding anything to the contrary contained in Section E 2 and E 4 above, it is not the intention of the Employer to utilize the provisions of Section E 2 and E 4 above to reduce the number of eligible Associates granted such two (2) weeks vacation in a row below one-fifth (1/5th) of the total number of eligible Associates as of May 1st of any given vacation year.

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                   6. In the event of a vacation shutdown, any available work including inventory and plant clean-up will be offered first to qualified Associates by classification seniority. Vacations outside of the vacation shutdown shall be arranged by the Employer for such times of the year so as to not interfere with efficient scheduling of operations in the plant.

            F.     Third and Fourth Weeks:

                   1. Associates entitled to three (3) weeks vacation or four
(4) weeks vacation under the provisions of this Section shall have the third
(3rd) week or fourth (4th) week scheduled at any time during the year at the discretion of the Employer so as to minimize any disruption in production schedules of the plant.

                   2. Preference shall be given based upon an Associate's seniority to an Associate's choice of when he may take his third (3rd) or fourth
(4th) week of vacation in accordance with the schedule to be mutually agreed to between a representative of the Employer and a representative of the Union.

                   3. An Associate with four (4) weeks of vacation may request the Employer buy back of up to two (2) weeks of vacation pay. An Associate with three (3) weeks of vacation may request buy-back of one (1) week's vacation. If an Associate asks for a buy-back of vacation and the Employer agrees, then that vacation shall be viewed as taken upon payment.

            G. Leave of Absence: Time spent on authorized leave of absence shall be considered as time worked for the purpose of computing vacation eligibility. However, an Associate must have been actively employed for at least forty (40) hours during the previous vacation year to be eligible for any vacation payment.

                                   ARTICLE IX

                                    SENIORITY

            A.     Probationary Period:

                   1. All new Associates shall be considered as being on probation for a period of thirty (30) working days plus any extension of such probationary period as provided herein. The probationary period of any new Associate may be extended by the Employer, except for those Associates who were brought in as casual labor, but not to exceed thirty (30) more working days or a total of sixty (60) working days. The Employer will notify the Union in writing of any new Associate hired and their start date within the first week of their employment.

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                   2. During the probationary period, a new Associate shall not be entitled to seniority within the meaning of this Agreement and may be laid off, disciplined, suspended, or discharged as exclusively determined by the Employer.

                   3. After the successful completion of such probationary period, a new Associate's seniority shall be computed from his latest date of hire and his name placed upon the seniority list.

            B. Loss: Seniority is to be established and based on continuous service and shall date from the beginning date of last regular employment unless broken by any one of the following:

                   1. Voluntary quit.

                   2. Discharge for cause.

                   3. Falsifying the reason for obtaining a leave of absence.

                   4. Absence from work for three (3) consecutive working days without notifying the Employer.

                   5. Failure to report for work within three (3) days after receiving notice of recall after a layoff given by the Employer by registered mail or mailgram and addressed to the Associate at his last known address appearing on the records of the Employer.

                   6. Retirement.

                   7. Failure to return to work after expiration of authorized leave of absence.

                   8. After twelve (12) consecutive months of being on layoff status.

                   9. Falsifying employment record.

                  10. Is absent from work because of personal illness or accident and fails to keep the Employer notified monthly.

                  11. After being continuously absent while on a Worker's Compensation leave of absence or extended illness leave of absence for a period in excess of twelve (12) months or the Associate's seniority at the time when the absence first began, whichever is shorter.

            C.     Layoff and Recall:

                   When it is necessary to lay off or recall Associates, plantwide seniority shall prevail. If two (2) Associates are hired on the same day in the same department, seniority will be based on


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alphabetical order using their last names. If two (2) Associates are transferred on the same day to the same department, they will be listed on the departmental roster in plantwide seniority sequence. The Associate with the least amount of plantwide seniority shall be the first laid off and the last recalled in the department. Any Associate laid off as the result of a departmental layoff, who is still on layoff status at the end of five (5) working days, having more seniority plantwide than some Associates in other departments, shall have the right to exercise his plantwide seniority to replace the least senior Associate in the point of seniority in the plant whose work, in the judgment of the Employer, he has the ability to perform, provided he exercises this right at the end of the five (5) working day period. An Associate who does not exercise his right to bump will be placed on permanent layoff and shall only be eligible to recall to his regular job.

            D.     Promotions:

                   1. Promotions within the bargaining unit (except leadperson and working supervisor) shall be made first from within the Department in accordance with seniority and ability and competence to perform the job. Accordingly, such new job or vacancy will be posted for three (3) consecutive work days within the affected Department, and, if filled from within such Department, there will be no need to post the job vacancy outside the Department. If the job is not filled within the Department, then such new job or vacancy will be posted plantwide for three (3) consecutive work days and the applicants from Associates in other Departments shall be considered in accordance with seniority and ability and competence to perform the job. Where ability and competence are relatively equal, plantwide seniority shall be the determining factor for selection within a Department and plantwide seniority shall be the determining factor for selection for a job vacancy posted plantwide.

                   2. In carrying out the provisions of this Section, an Associate selected for promotion or selected for a vacancy shall be given a trial period (not a training period) to prove he can perform the work, which trial period shall be thirty (30) actual days of work unless the Associate demonstrates in five (5) work days or less period of time that he is not qualified to perform the job at which time he will return to his previous classification.

                   3. Pending the determination of who is to be promoted or to fill a vacancy in accordance with the procedure outlined above, such job may be temporarily filled by an Associate of the Employer's choice.

            E.     Job Bidding:

                   1. Associates may bid on lower, equal or higher rated jobs.

                   2. A successful bidder on a posted job shall be required to remain on the new job for at least one (1) year before becoming eligible to bid again on any posted job.

                   3. Associates are expected to accept a promotion to a job opening for which they have bid; therefore, unless the selected Associate has a reasonable excuse for not accepting the promotion, any selected Associate refusing to accept a promotion shall not be eligible to bid again for one (1) year from the date of the refusal.

            F. Seniority Lists: Lists showing plant-wide seniority including classification will be posted every six (6) months. Any Associate who has a complaint with reference to such seniority list must present the same within thirty (30) days after such posting in accordance with the Grievance Procedure outlined in Article XIII of this Agreement.

                                    ARTICLE X

                                LEAVES OF ABSENCE

            A. Application: An Associate desiring a leave of absence without pay shall secure written permission from the Employer. In no event shall an Associate be granted a leave of absence of more than thirty (30) days for any reason other than pregnancy, illness, or accident. This period may be extended by mutual agreement between the Employer and the Union. An Associate shall be granted a leave of absence in accordance with the Family and Medical Leave Act.

            B. Documentation: Requests for leaves of absence for personal illness or pregnancy must be presented in writing to the Employer and must be accompanied by a physician's statement that such a leave is necessary. Seniority shall accumulate during the period of such leave.

            C. Workers' Compensation: In compensable and legal occupational disease cases, leave of absence will be granted automatically, and seniority will accumulate for the full period of legal temporary disability but not to exceed a twelve (12) month period as provided in Article IX Section B.11. herein.

            D. Seniority: Leaves of absence except for pregnancy, illness, or accident extending beyond thirty (30) days shall be deducted in determining an Associate's seniority status.

            E.     Union:   A leave of absence will be granted upon official
request of the Union for an Associate who is elected or appointed to a full time position with the local or international Union.

            F. Military Service: Any Associate drafted, or who enlists, in the Armed Forces of the United States shall be re-employed by the Employer upon the termination of such service, and seniority shall accumulate during such a period, provided he is physically capable of working and work is available, and providing further that he shall have obtained an honorable discharge from the Armed Forces and shall have applied for work within ninety
(90) days. If such Associate is physically handicapped, the Employer will make every effort to find suitable work for him wherever possible. The above only applies to one enlistment. Any Associate who is in the National Guard or Military Reserves will be granted an unpaid leave of absence for the two (2) weeks of active duty and such will not be counted against his vacation time off.

            G. Limitations: Leaves of absence shall not be granted for the purpose of taking outside employment. Any Associate on leave of absence who accepts outside employment shall have his services with the Employer terminated immediately.

                                   ARTICLE XI

                                      WAGES

            A. Ratification Bonus: There shall be a lump sum ratification payment of Five Hundred and Seventy-Five Dollars ($575.00) to all bargaining unit Associates who were in the active employ of the Company on the date of ratification (December 20, 1998) of this Agreement. Such an eligible Associate shall receive this lump sum payment of Five Hundred and Seventy-Five Dollars ($575.00), payable by December 23, 1998.

            B. Wage Increases: Hourly rates will be increased twenty cents ($.20) effective December 21, 1998; ten cents ($.10) effective June 21, 1999; thirty cents ($.30) effective December 21, 1999; thirty cents ($.30) effective December 21, 2000.

            C. Shift Differential: Associates scheduled to work on the second and third shifts shall receive fifteen cents ($.15) per hour and twenty cents ($.20) per hour, respectively, in addition to their regular hourly rate of pay for all hours worked on such shifts.

            D.     Job Classifications:   The following department and job
classifications shall prevail during the term of this Collective Bargaining Agreement with their hourly base rates as follows:


DEPARTMENT                        12/21/98    6/21/99  12/21/99   12/21/2000
----------                        --------    -------  --------   ----------
Sewing Room Department
----------------------

Sewing Machine Operator            $8.65      $8.75    $9.05      $9.35
   (Flanger, Box Spring
   Capper, Half-Capper,
   Labeler, Gusset Sew,
   Line Stitch, Tape,
   Pillow Top)
Border                             $8.55      $8.65    $8.95      $9.25
   (Matt & Box Spring Border
Measurement, King Handles)
Cutter                            $10.13     $10.23   $10.53     $10.83
Set-Up/Service                     $8.58      $8.68    $8.98      $9.28

Mattress Department
-------------------
Tape Edge                         $10.70     $10.80   $11.10     $11.40
Building                           $9.70      $9.80   $10.10     $10.40
Pillow-Top Assembly                $9.70      $9.80   $10.10     $10.40
Set-Up                             $8.58      $8.68    $8.98      $9.28
Lead Set-Up                        $9.33      $9.43    $9.73     $10.03

Quilting Department
-------------------
Multi Needle                       $9.44      $9.54    $9.84     $10.14
Baler                              $8.58      $8.68    $8.98      $9.28
Border Serger                      $8.55      $8.65    $8.95      $9.25

Box Spring Upholstery Dept.
---------------------------
Upholster                          $9.20      $9.30    $9.60      $9.90
Set-Up                             $8.40      $8.50    $8.80      $9.10

Box Spring and Frame Assembly
-----------------------------
Frame Assembly                     $8.40      $8.50    $8.80      $9.10
Box Spring Assembly                $9.40      $9.50    $9.80     $10.10
Box Spring Stapler                 $9.65      $9.75   $10.05     $10.35

Inspection/Repair Department
----------------------------
Inspecting/Repair                 $10.38     $10.48   $10.78     $11.08



DEPARTMENT                          12/21/98   6/21/99  12/21/99   12/21/2000
----------                          --------   -------  --------   ----------

Shipping Department
-------------------
Receiving Clerk                     $10.95    $11.05   $11.35     $11.65
Shipping Clerk                      $10.95    $11.05   $11.35     $11.65
Staging                             $10.38    $10.48   $10.75     $11.08

General Material Handling            $8.58     $8.68    $8.98      $9.28
-------------------------

Maintenance "B"                     $11.30    $11.40   $11.70     $12.00
---------------

Maintenance "A"                     $14.40    $14.50   $14.80     $15.10
---------------

Inventory                           $11.05    $11.15   $11.45     $11.75
---------


Leadperson:   A Leadperson will be paid a minimum of twenty-five cents ($.25)
above the highest classification.

            E. Hire-in Rate: The minimum hiring-in rate for all Associates in the above classification shall be fifty cents ($.50) below the scale as shown above. All such new Associates shall be brought up to scale in increments of twenty-five cents ($.25) thirty (30) days after hire, twenty-five cents ($.25) sixty (60) days after hire. An Associate promoted to a higher rated job under the provisions of Article IX Section D of this Agreement will maintain his relative position timewise and ratewise as to the scale for the new job as he was to scale on the old job (e.g., if the Associate is twenty cents ($.20) below scale on the old job, he will be transferred or placed by job bid at twenty cents ($.20) below scale for the new job) and will progress to scale for the new job according to the time elements listed herein.

            F. New Classification: The straight-time hourly base rates of pay for all job classifications, as set forth in this Section, shall remain in effect during the terms of this Agreement. If a new job classification is established, then the straight-time hourly base rate of pay on the new job classification shall be established by slotting the new job classification into the present wage structure, according to the relative value of the job classification as compared to existing job classifications. As far as practicable, such new classification hourly base rates of pay will be discussed with the Union before being put into effect; if not agreed to by the Union, then subject to the grievance and arbitration procedure.

            G. Christmas Bonus: The Employer hopes that circumstances will permit it to continue giving a Christmas bonus to its Associates each year at Christmastime. However, it is recognized and agreed that the amount of this bonus and the decision as to whether or not it will be given is the sole prerogative of the Employer.

                                   ARTICLE XII

                              PRODUCTION STANDARDS

            A. Production incentive standards shall be established by the Employer. They will be established by means of accepted Industrial Engineering technique, including standard data. The Union will have the right to examine sources of standard data. Wherever any change affects only part of a job, the Employer may restudy only the affected elements unless such change would affect the preceding elements and succeeding elements. In this case, it may review such elements and consider the results of such review of the changed elements as part of the standard.

            B. Once a rate has been established, it shall not be subject to change unless there are changes in the method, material, product, equipment or layout and such changes would result in an accumulated change of five percent (5%) or more to the original operational time. In that event, only the element or elements which have changed will be re-studied and the overall rate adjusted accordingly.

            C. The production incentive standard itself, as well as the manner by which it was established, shall be fair and equitable to both the Associates and the Employer.

            D. An Associate, when being observed, shall perform his work in accordance with the Employer's instructions and shall otherwise cooperate to give a performance which is representative of the actual conditions under which the job will run. He shall also understand that each job will stand on its own merit.

            E. It is agreed that any standard will be considered correct if the average operator working at a job he can do well can earn at least twenty-five percent (25%) above standard while working at incentive pace. The Employer recognizes that incentive Associates producing at effort in excess of normal (over one hundred and twenty-five percent (125%) as defined above) will generate additional earnings over time rates. An Associate producing at an effort less than normal for his classification of work shall be given notice to bring his production standard up to at least normal within thirty (30) days. Failure to do so may subject such Associate to transfer to another job classification or assignment to any job vacancy in the plant.

            F. All production incentive standards shall be so computed as to actually give the worker allowance for personal time, fatigue depending upon the mental and physical fatigue caused by the job, and for tools, trouble, and contingencies. Such allowance shall be in accordance with the actual requirements of the job.

            G. If production is halted during the day through no fault of the Associate involved and the Employer requires such Associate to stand by during such non-production time, such Associate will be paid his base rate for such non-production time. If, on the other hand, the Employer elects to have such Associate punch out and leave, no non-production time will be paid.

            H. If a job retimed by the Employer results in a rate being lowered, the Union Industrial Engineer may be asked to review such time study provided a timely grievance has been filed concerning such lowered rate.

                                  ARTICLE XIII

                            GRIEVANCE AND ARBITRATION

            A. Grievance Procedure: Should differences arise between the Employer and the Union or the Associates in the bargaining unit as to the meaning or application of this Collective Bargaining Agreement, there shall be no suspension of any work on account of such differences, but an earnest effort shall be made to settle such differences immediately in the following manner:

                   1st:   Between the aggrieved party and the department Steward
and the supervisor of the department involved within four (4) working days after the grievance occurs. A decision shall be rendered by the supervisor at this step within three (3) working days after the grievance is brought to his attention.

                   2nd:   If the preceding step fails to settle the grievance,
it shall be put in writing and within five (5) working days taken up with the Union Steward and the Plant Manager within five (5) working days after the supervisor's decision in Step 1. A decision shall be rendered by the Plant Manager at this step within five (5) working days after the meeting at this step.

                   3rd:   If the preceding step fails to settle the grievance,
then a meeting shall be arranged within ten (10) working days after the Plant Manager's decision in Step 2 between representatives of the national organization of the Union, the Chief Shop Steward, Departmental Steward, representatives of the Employer and the aggrieved party if requested by the Union or Employer. A decision shall be rendered by the Employer representatives at this step within ten (10) working days after the meeting at this step.

                   4th:   In the event the previous steps fail to settle the
grievance, the Union may take the matter to arbitration in accordance with the provisions of Section XXI following, provided written notice to that effect is given within thirty (30) working days after the decision of the Employer in Step
3. Nothing herein shall prevent an individual Associate from discussing with Management matters affecting his employment.

            B.     Arbitration Procedure:

                   1. Following a written request for arbitration as provided for above, the Employer and the Union will, within fifteen (15) working days after receipt of said written notice, name a representative for the purpose of selecting an arbitrator. If these two representatives fail to select an arbitrator within fifteen (15) working days after so being appointed, they will jointly submit a request to the Federal Mediation and Conciliation Service for a list or lists of not more than nine (9) names of competent arbitrators. If the parties are unable to mutually agree on one of the arbitrators on the list, then the Union and the Employer representative shall each alternately strike off two
(2) names, and the remaining name on the list shall be the person to be the impartial arbitrator.

                   2. The impartial arbitrator will name the time of the arbitration. His decision on the grievance will be final and binding upon the Employer, the Union, and the Associate or Associates involved. Each party shall bear the expense of its representatives, participants, witnesses, and for the preparation and presentation of its own case. The fees and expenses of the arbitrator, the hearing room, and any other expenses incidental to the arbitration hearing shall be borne equally by the parties. (A stenographic transcript, if any, will not be considered as incidental expense and will be paid solely by the party ordering same.) Notwithstanding anything to the contrary contained herein, in the event a discrimination case is appealed to arbitration, the arbitrator is authorized by the parties to apply Title VII of the 1964 Civil Rights Act and related court decisions in arriving at his decision. In the event a discharge or suspension case is referred to an Arbitrator, he shall have the authority to deny the grievance or to modify the penalty and to order reinstatement with full, partial, or no back pay. Interim earnings and unemployment compensation benefits which the Associate would not have received except for the discharge or suspension shall be deducted from any back pay otherwise due an Associate. Unrelated grievances shall be arbitrated in separate proceedings unless otherwise agreed to by the Company and the Union.

                   3. A grievance, not processed within the designated time limits specified in this and the preceding Section, shall be considered dropped and will not be eligible for further consideration.

                   4. If the Employer does not answer a grievance within the specified time limits for Steps 1, 2 and 3, the Union may elect to treat the grievance as denied at that Step and immediately appeal the grievance to the next Step, unless it is mutually agreed in writing by the Employer and the Union to extend the time limits at any of the Steps.

                   5. The arbitrator shall have no jurisdiction or authority to add to, detract from, or alter in any way the provisions of this Agreement, but shall limit his consideration and decision to the interpretation and application of this Agreement.

                   6. The proposals made by each party with respect to changes in the labor agreement and the discussions had with respect thereto shall not be used, or referred to, in any way during or in connection with the arbitration of any grievance arising under the provisions of this labor agreement.

                                   ARTICLE XIV

                            NO STRIKE AND NO LOCKOUT

            A.     Provisions:   It is agreed that during the term of this
Agreement there will be no strike, sympathetic strike, lockout, slowdown, or stoppage of work of any kind whatsoever on the part of the Union or the Employer. Should any Associate in the unit represented by the Union engage in any such strike, sympathetic strike, slowdown or stoppage of work, it shall be cause for discipline up to and including discharge with the loss of all rights which may have accrued to him by virtue of his employment by the Employer.

            B.     Picket Line:   No Associate covered by this Agreement shall
be subject to any form of discipline, discharge, or replacement if he refuses to enter upon the premises of his Employer if the said premises are being subjected to a lawful picket line or if he refuses to enter upon the premises of any other Employer, if the employees of such Employer are engaged in a strike ratified or approved by the representative of such employees who their Employer is required to recognize under the Labor Management Relations Act, as amended.

            C. Limitation of Liability: Neither the Union nor its representatives shall be held at fault or be responsible for damages for any unauthorized strikes, cessation, or restriction of work of any kind, nor shall the Employer be responsible for any unauthorized lockouts of any kind.

            D. Guilt Determination: The guilt of participation of any Associate in an authorized strike, work stoppage, or slowdown shall, at the request of the Union, be subject to the Grievance and Arbitration provisions of the within Agreement. The Employer further agrees that in imposing any penalty upon any violators of the within clause, it will not discriminate in the levying of such penalties among the participants of the unauthorized strike, stoppage, or slowdown.

                                   ARTICLE XV

                                INSURANCE PROGRAM

            A.     Provisions:   The Employer agrees for the term of this
Agreement to provide the program of Health, Dental, Life and Disability

Insurance agreed upon during the negotiation of this Agreement. This program may be provided through contracts with the insurance carrier(s) selected by the Employer or by the Employer directly (so-called self-insurance) or a combination of these. The program of insurance will be subject to the terms and conditions of the group insurance policy in effect at the time. The Employer shall administer the program of insurance. If the Employer changes insurance carriers, plans or administrators during the Agreement, comparable benefits will be provided. The Union has the right during the term of this Agreement to shop for comparable coverage and to require the Company to negotiate regarding any changes it wishes to make regarding insurance carriers or coverage.

            B.     Eligibility:   Associates are eligible for participation
in the Insurance Program on the first day of the month after the Associate has completed thirty (30) working days with the Employer.

            C.     Contributions:   The Employer will assume the entire cost of
the Health and Dental Insurance Plan until August 1, 1999. Effective
August 1, 1999, any future increases in monthly premiums will be paid 25% by Associates, 75% by the Company. Associates will only be responsible for future increases at the time of the increase, and cannot be required to pay more than 25% of the same increase during the life of this Agreement. Any decrease in premium cost will be reflected on an Associate's contribution rate. Associates will be eligible to participate in the Company's Section 125 Plan.

                   Associates hired after December 21, 1998 will be required to pay 15% of the monthly premium cost of insurance for one year; thereafter they will contribute the same as other employees.

                   The Employer will assume the entire cost of the Life and Disability Plan during the term of the Agreement.

            D. Opt-Out Payment: An Associate who declines coverage in the Health and/or Dental Plan is eligible for an opt-out payment. An Associate who opts-out of the Health and/or Dental Plan is still eligible to receive Life and Disability coverage.

                                   ARTICLE XVI

                                UIU PENSION TRUST

            A.     Contribution:   During the term of this Collective Bargaining
Agreement, including any renewal or extension thereof, beginning with the month of January 1996, the Employer agrees to contribute to the UIU Pension Trust each calendar month a sum of money equal to six percent (6%) of the total gross monthly wages earned by and payable to the Associates, including part-time Associates, subject to this Agreement. Such six percent (6%) contribution shall be based upon the wages of such Associates accrued during the immediately preceding calendar month, by all Associates who were covered by this Agreement during said immediately preceding calendar month, including the total gross earnings of any such Associates whose employment was terminated during the said immediately preceding month.

                        1. The term "Covered Associates" as used herein means all Associates included within the Union's Bargaining Unit.

                        2. Newly hired Associates are not considered Covered Associates until the first day of the first calendar month immediately following the expiration of three hundred sixty-five (365) days from the commencement of employment. If, however, the newly hired Associate had at any time been previously covered under the Trust by any Employer, the Associate shall be considered a Covered Associate beginning with the first day of the first calendar month immediately following the commencement of employment.

                        3. The contribution due for a particular calendar month shall be due by the tenth (10th) day of said month. The Employer shall transmit to said Trust with each contribution a "Contribution Report" on the form furnished by the Trust, on which the Employer shall report the names, hire and termination dates as applicable and total gross earnings of all such covered Associates during such calendar month.

            B. Liquidated Damages and Interest: It is recognized by the parties that prompt and accurate payment of contributions is essential to the maintenance of the Trust provided for in this Agreement and that it is extremely difficult, if not impracticable, to fix the actual expense and damages to the Trust that would result from the failure of the Employer to pay the required contributions when due. Therefore, if the Employer shall be delinquent in the payment of contributions to the Trust, the Employer in addition to the contributions, shall be liable for Liquidated Damages in the amount of ten percent (10%) of the amount of the contributions which are owed to the Trust Fund. In addition, the delinquent contributions shall bear interest at the rate of the prime interest rate in effect on January 1st of the calendar year in which the delinquency occurs plus two percent (2%) per annum from the due date until the contributions are paid. The Trust shall have the authority to waive all or part of the Liquidated Damages or Interest for good cause shown.

            C.     Benefits:   In consideration of the Employer's aforesaid
contributions to the Trust as herein above provided and for so long as the Employer's participation in the Trust is accepted by the Trustees, the Trustees will, beginning with the date of receipt by the Trust of the Employer's first said contribution and continuing for such part of the duration of this Agreement as the Employer fully complies with the terms of this clause in all respects, extend and make available to Associates covered by this Agreement the pension benefits for which such Associates are eligible under the Declaration of Trust as amended from time to time, which is by this reference incorporated herein and made a part hereof. If during the life of this Agreement the Employer's participation in the Trust is rejected or terminated by the Trustees, this clause shall be null and void and this Agreement shall be reopened and negotiations between the parties entered into, but only as to the subject of the establishment of other benefits in place of the UIU Pension Trust, but at a cost to the Employer not to exceed the cost of the contribution hereunder.

                                  ARTICLE XVII

                                   FUNERAL PAY

            A.     Provisions:   An Associate who promptly reports to the
Employer the necessity of his absence for the purpose of attending the funeral of a member of his current immediate family will be protected against loss of his average straight-time earnings incentive workers shall receive pay at their average hourly rate exclusive of night shift and overtime premium for the last calculated calendar quarter prior to the death); not to exceed eight
(8) hours of pay per day up to three (3) regularly scheduled work days beginning with day of death and ending with day of funeral.

            B. Family Members: Immediate family, for the purposes of up to three (3) consecutive working days off with pay, shall include only spouse, child, mother, father, blood brother, blood sister, grandparent, grandchild, father-in-law, mother-in-law, brother-in-law and sister-in-law of an Associate.

            C.     Travel:   No payment will be made for any day of absence
which is beyond the three working day period following such death, except where the Associate attends the funeral services at a location which is more than 500 miles from Cincinnati, Ohio, in which case the three working day period will be extended to a four working day period with time off with pay not to exceed three (3) regularly scheduled working days.

            D.     Qualifications:   It is understood that for an Associate to
be eligible for any compensation under this Section the Associate, when requested, must furnish proof satisfactory to the Employer of the death, his relationship to the deceased, the date of the death and the funeral, and the Associate's actual attendance at such funeral.

            E.     Multiple Deaths:   In case of multiple deaths arising out of
a common accident, no time is to be allowed beyond three (3) consecutive working days following the date of the deaths except as otherwise provided herein, or in event the deaths do not occur on the same date not beyond three
(3) consecutive working days from the date of the last death except as otherwise provided therein.

                                  ARTICLE XVIII

                         LIMITATION OF AUTHORIZED AGENTS

            A. It is hereby agreed and understood that no person is authorized to act as or be deemed to be an authorized agent of any party to this Agreement unless the party appointing such authorized agent has first notified the other in writing of such appointment and the scope of the authority of such an agent.

            B. It is hereby agreed and understood that the following persons only shall be deemed the authorized agents of the respective parties for the purpose of performing the terms of this Agreement.

                   1. Duly authorized agents of the Union shall be:

                         a.    Representative (or President of the Local Union
where the Local Union has no full time paid Representative) of the Local Union.

                         b.    Any other person specially authorized by the
International Union whose identify and scope of authority is made known to the Employer by written communication from the International Union.

                         c.    No agent of the Union is authorized by the
International Union to breach or cause a breach of this Agreement or to call or institute a strike, work stoppage, slow down of production, etc., unless same has been authorized in writing by the International President of the Union.

                   2. Duly authorized agents of the Employer shall be:

                         a.    The Vice President of Manufacturing and/or
Plant Manager of the plant.

                         b.    Vice President of Human Resources.

                         c.    Any other person authorized by the
Employer to act as his agent whose identify and scope of authority has been made known to the International Union or to the Local Union by written communication from the said Employer.

                                   SECTION XIX

                               WORKING CONDITIONS

            A.     Provisions:   All reasonable shop, safety, and housekeeping
rules and all State regulations governing health, safety, and sanitary conditions shall be complied with by the Employer and the Union and the Associates.

            B.     Substance Abuse:

                   1. Alcoholism and drug abuse are recognized by the parties to be treatable conditions. Without detracting from the existing rights and obligations of the parties recognized in the other provisions of this Agreement, the Employer and the Union agree to cooperate in encouraging Associates affiliated with alcoholism or drug abuse to undergo a coordinated program directed with the objective of the rehabilitation.

                   2. In order to assist Associates and to provide a safe working environment, the Employer, in addition to the testing being done for cause, may, with advance notice to the Associate, include a drug screen as part of the physical examination of Associates recalled from layoff after absences from work in excess of thirty (30) days. Such screen shall be done utilizing the most reliable procedures available and under the supervision of qualified medical personnel. Should an Associate test positive as to any illegal drug and a retest confirms the positive result, he shall be offered rehabilitation. All programs will be carried out with due regard to Associates' right to privacy. The Employer will not require Associates to submit to random or blanket drug screening. However, it is understood that the testing done for cause includes testing where there is some reasonable basis on which to suspect that a particular individual's conduct or actions may be impaired by drugs.

                                   ARTICLE XX

                               TEMPORARY TRANSFERS

            A.     Provisions:   Temporary transfers are those not exceeding
thirty (30) working days. This period may be extended by mutual agreement between the Employer and the Union. At the end of thirty (30) working days, the transferred Associate shall be entitled to return to his own job classification, if seniority permits, or to continue in the new job classification at the rate in the new job classification as defined herein.

            B. Company Convenience: When an Associate is temporarily transferred at the convenience of the Employer from his own job classification to another job classification, he shall be paid as follows:

                   1. An hourly rated Associate on temporary transfer to another hourly rated job classification shall carry his own hourly rate or shall take the hourly rate in the new job classification, whichever is the higher.

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

                   2. An hourly rated Associate on temporary transfer to an incentive job classification shall carry his own hourly rate or shall take his incentive earnings or the base rate in the new job classification, whichever is the higher.

                   3. An incentive rated Associate on temporary transfer to an hourly rated job classification shall carry his own average hourly earning rate of the latest calculated pay period or shall take the hourly rate in the new hourly rated job classification, whichever is the higher.

                   4. An incentive rated Associate on temporary transfer to another incentive job classification in another department shall carry his own average hourly earnings rate of the latest calculated pay period or shall take his incentive earnings or the base rate in the new job classification, whichever is the higher, provided the transferred Associate expends a normal work effort on the temporary job to which he is transferred.

            C. Associate Convenience: When an Associate is temporarily transferred at his convenience, he shall be paid at his base rate or the rate earned on the job to which he is transferred, whichever is higher. A transfer is for his convenience when it:

                   1.    is in lieu of layoff;

                   2. is to accommodate an Associate's physical requirements; or

                   3.    is of the least senior person in the department.

            D.     Shifts:   Whenever the operation of the Employer requires a
second or third shift or additions to the second or third shift, and qualified Associates are needed for these shifts, Associates for these shifts shall be obtained as follows:

                   1. Qualified first shift Associates working in the job classification affected will be given the opportunity based on their classification seniority to fill the second or third shift job opening.

                   2. In the event there are no volunteers for the job as provided for in (a) above, then the second or third shift vacancy will be filled by transferring the least senior qualified Associate holding seniority in the job classification affected. An Associate so transferred will have the right to return to the job classification and department affected on the first shift at the end of eight (8) weeks or after the Associate who displaced him on first shift is qualified, whichever occurs first.

                   3. A qualified operator in a job classification may, with (2) weeks advanced written notice to their supervisor, exercise shift preference in their same classification, displacing a less senior associate in that same classification, provided the bumping associate has the skill and ability to immediately perform the work required on the shift requested. The bumped Associate shall have the same rights as an Associate laid off under Article IX, paragraph C, except that the bumped Associate may also exercise his plant wide seniority to replace the least senior Associate on the shift from which he is bumped.

                   4. Shift preference will be granted at any time excluding the months of June, July, August, and September. During the months of June through September shift preference cannot be exercised.

                   5. Once the Associate has been granted shift preference in their same job classification, they must remain on the new shift for a period of six (6) months.

                                   ARTICLE XXI

                                  CASUAL LABOR

            The Employer agrees that it will not employ casual labor for a period exceeding sixty (60) working days. If work for casual labor is available on Saturdays, the Employer further agrees that it will make such work available to Associates in the bargaining unit who normally perform such work, and that such Associates will be compensated at the regular straight-time hourly rate for all work so performed.

                                  ARTICLE XXII

                                    JURY DUTY

            A.     Notification and Pay:   In the event any Associate who has
completed his probationary period is required to serve on a jury, he shall notify the Employer to this effect immediately upon receipt of such notice. While actually serving on jury duty, the Associate shall receive the difference between his jury duty pay and his regular hourly base rate of pay for the period of his jury service.

            B.     Limitations:   No payment will be made under this Article for
jury service performed in excess of eight (8) hours per day, forty (40) hours per week. It is understood and agreed that an Associate is expected to report for work whenever that Associate is excused by the court from performing jury service. There shall be no duplication of payment to which an Associate might otherwise be entitled under this Agreement.

                                  ARTICLE XXIII

                               NON-DISCRIMINATION

            A. The Employer and the Union agree that they will not discriminate in the hiring of Associates or in their training, upgrading, promotion, transfer, layoff, discipline, or discharge or otherwise because of race, creed, color, age (as defined by law), national origin, political affiliations, sex, marital status, veteran's status, or disability if qualified to perform the work required.

            B. Notwithstanding any other provision in this Agreement, it shall not be a violation for the Employer to take any action it believes is required as a "reasonable accommodation" under the Americans with Disabilities Act.

            C. It is understood that all matters of hours, wages, and working conditions and benefits have been completely negotiated and that no new terms, conditions, or benefits may be brought up for negotiation by either of the parties during the term of this Agreement, except as herein provided.

            D. No Associate covered by this Agreement shall suffer any loss of wages or other benefits accorded to other Associates in the unit through the signing of this Collective Bargaining Agreement.

                                  ARTICLE XXIV

                            MISCELLANEOUS PROVISIONS

            A.     Gender:   All references to Associates in this Agreement
designate both sexes, and whenever the male gender is used it shall be construed to mean male and female Associates.

            B.     Equal Pay:   Males or females c1overed by this Agreement
shall receive equal payment where work performed is substantially identical.

            C.     Union Label:   The Employer may affix the Union label to all
articles produced in the Employer's plant in accordance with the terms of the license issued to it by the United Steelworkers Union.

                                   ARTICLE XXV

                                  SEPARABILITY

            If any provision of this Agreement should be held invalid by operation of law or by any tribunal of competent jurisdiction or if compliance with or enforcement of any provision should be restrained by such tribunal pending final determination as to its validity, the remainder of this Agreement shall not be affected. In the event that any law or decision described above affecting any provision of this Agreement is later reversed, or declared invalid, the affected provision shall again be considered a part of this Agreement.

                                  ARTICLE XXVI

                           PLANT CLOSING OR RELOCATION

            In the event the Employer permanently closes the production facility covered by this Agreement, or relocates it outside the greater Cincinnati area during the term of this Agreement, the Employer agrees that it will meet with the Union for the purpose of negotiating an Agreement relating to the details incident to such plant closing or relocation.

                                  ARTICLE XXVII

                              DURATION OF CONTRACT

            This Agreement shall be in full force and effect for the period from December 20, 1998, to and including December 20, 2001, and shall continue in full force and effect from year to year thereafter unless written notice of desire to modify or terminate this Agreement is served by either party upon the other at least sixty (60) days prior to date of expiration.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this _____________ day of ___________________, 19___, at Cincinnati,
Ohio.

ADAM WUEST, INC.                     UNION LOCAL NO. 156-U

By:                                        By:
-----------------------                       --------------------------
                                              Representative
-----------------------
                                           LOCAL UNION COMMITTEE
-----------------------
                                           By:
                                              --------------------------

                                              --------------------------

                                              --------------------------

                                              --------------------------

                                              --------------------------


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




                                 SIGNATURE PAGE

                                  Company Name

                                     By:
                                        --------------------------

                                        --------------------------

                                        --------------------------

                                     United Steelworkers of America,
                                     AFL-CIO-CLC, through its' agent
                                     Local _______U


                                     By:
                                        --------------------------

United Steelworkers of America

AFL-CIO, CLC

By:
   ---------------------------------
   International President

                                                 --------------------------
                                                       Committee

By:
   ---------------------------------
   International Secretary/Treasurer

                                                 --------------------------

                                                       Committee

By:
   ---------------------------------
   Int'l. Vice Pres. - Administration

                                                 --------------------------

                                                       Committee

By:
   ---------------------------------
   Int'l. Vice Pres. - Human Affairs

                                                 --------------------------

                                                       Committee

By:
   ---------------------------------
   Division Director

                                                 --------------------------
                                                       Committee



                                       34